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EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)
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

                                                 For the Three Months
                                                    ended March 31

                                                     1996      1995
PRIMARY:

Average shares outstanding                        3,684,104  3,684,104

Impact of Treasury Shares                            16,984     17,286
                                                  ---------  ---------
Total                                             3,667,120  3,666,818
                                                  =========  =========

Net Income                                           $1,309     $1,239
                                                     ======     ======

Preferred Stock Dividends                              $116         $0
                                                       ====         ==

Earnings per share applicable to common stock          $.33       $.34
                                                       ====       ====

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